Jeffrey I. Moore
1904 Deauville Dr.
Lexington, Kentucky 40504-1310
859.230.3115
jeff.i.moore@icloud.com
ragnarisapirate@gmail.com

November 7, 2014

Via Express Mail

Frank Erhartic, Jr., President
Sitestar Corporation
7109 Timberlake Road
Lynchburg, VA 24502

   Re: Request for Special Meeting of the Shareholders

Dear Sirs:

   Pursuant to Article IV, Section 3 of the By-Laws of Sitestar Corporation (Sitestar), the parties whose names appear below, the holders of shares entitled to cast not less than one-tenth (1/10) of the votes of Sitestar, do hearby request a special meeting of the shareholders of Sitestar to be held at 10:00 a.m., on January 5, 2014. We are forced to take this action due to your continued refusal to schedule an annual meeting as provided in the By-Laws.

   The special meeting is being called for the following purpose:

     (i) to elect a full slate of nine (9) directors as provided in Aricle II, Section 3 of the Bylaws.

   This is a proper purpose for a special meeting as provided in Nevada Revised Statutes 78.330.

   You are directed to give notice of this special meeting in the manner presccribed by Article IV of the By-Laws and by the Securities Exchange Act of 1934 to all shareholders entitled to recieve such notice of the meeting. In the event you fail to call such meeting, the undersigned will call such meeting as permitted in the By-laws.

                        Very truly yous,

                        Jeffrey I. Moore
                        /s/ Jeffrey I Moore

                        Arquitos Capital Partners, LP
                        By: Arquitos Capital Management, LLC,
                            its General Partner
                        By: /s/ Steven L. Kiel
                        Steven L. Kiel
                        Managing Member

                        Alesia Value Fund LLC
                        By: Alesia Asset Management LLC, its
                            Managing Member
                        By: /s/ Jeremy K. Gold
                        Jeremy K. Gold
                        Managing Member


cc: Lynne Bolduc
    Oswald and Yap APC
    16148 Sand Canyon
    Irvine, California 92618

    Andrew M. Tucker
    Vedder Price
    1401 I Street, N.W.
    Suite 1100
    Washington, DC 20005